Exhibit 3.2

Certificate of Amendment of the Certificate of Incorporation of

AIRCRAFT PARTS CORPORATION

under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1)	The name of the corporation is AIRCRAFT PARTS CORPORATION

(2)	The certificate of incorporation was filed by the department of state on the 20th day of September 1960.

(3)	The certificate of incorporation of this corporation is hereby amended to effect the following change

To increase the capitalization of this corporation from the presently authorized Two Hundred (200) shares without par value to Five Thousand (5000) shares without par value by adding an additional Fourty-Eight Hundred (4800) shares without par value.

Paragraph FOURTH of the certificate which sets forth the capitalization of this corporation is hereby amended to read as follows:

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Five Thousand (5000) shares without par value.

(4)	The amendment to the certificate of incorporation was authorized:

first, by vote of the board of directors,

and then at a meeting of shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this certificate has been subscribed this          day of                      19     by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

Type name	Capacity in which signed	Signature
ELSIE SHERMAN	Treasurer	/s/ Elsie Sherman

Certificate of Amendment of the Certificate of Incorporation of

AIRCRAFT PARTS CORPORATION

Under Section 805 of the Business Corporation Law

Filed By:	Susan A. Flanagan, Esq.

Address:	99 Powerhouse Road Suite 208 Roslyn Heights, N.Y. 11577